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                                   EXHIBIT 99


Sunterra Corporation
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                                                                    NEWS RELEASE


FOR IMMEDIATE RELEASE                    Contact:  Lawrence E. Young
---------------------                              Chief Financial Officer
                                                   (407) 532-1000

  SUNTERRA CORPORATION ANNOUNCES ADJUSTMENTS TO UNAUDITED FINANCIAL STATEMENTS

          ORLANDO, FLORIDA, October 25, 2001. Sunterra Corporation announced today that it would make substantial adjustments to its unaudited retained earnings balance at December 31, 2000 as a result of adjustments to be made to the Company's unaudited financial statements for 2000 included in reports previously submitted to the bankruptcy court and filed with the Securities and Exchange Commission (under Form 8-K). The adjustments are the result of an internal review by the Company in conjunction with the preparation of its audited financial statements for the year ended December 31, 2000. The Company, which filed for reorganization under Chapter 11 of the Bankruptcy Code on May 31, 2000, has not issued audited financial statements for any period after the year ended December 31, 1999. Deloitte & Touche LLP was retained as the Company's independent auditor in March 2001.

          The Company said that the adjustments to its unaudited financial statements for 2000 relate principally to accounting policy changes, asset impairment resulting from the bankruptcy, various year-end closing adjustments and the correction of accounting errors. These adjustments for 2000 are expected to reduce the unaudited retained earnings balance at the end of the 2000 fiscal year by approximately $250 million. Determination of the final adjustment amount is subject to completion of the audit and issuance of the financial statements for 2000, expected to occur in 2002.

          Lawrence E. Young, the Company's Chief Financial Officer, said that as the Company completes the preparation of its audited 2000 and 2001 financial statements, additional adjustments may prove necessary and that the previously filed unaudited financial statements for periods in 2000 and 2001 should not be relied upon.

          Mr. Young noted that these accounting adjustments related to previously reported unaudited periods in 2000 and 2001 and did not impact the Company's current business or operations.

          Sunterra Corporation, the world's largest vacation ownership company, has over 80 resorts throughout North America, Europe, the Caribbean, Hawaii, Latin America and Asia. The Company also manages various condominium resorts and hotels in Hawaii and operates Club Sunterra, a points-based vacation system. The Company and certain of its affiliates continue to operate their businesses as debtors in possession under Chapter 11. The persons who are current senior management of the Company joined the Company after it filed for reorganization in May 2000.

          CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS. Certain statements in this release constitute forward-looking statements subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include those regarding expected or possible changes to the Company's financial statements and related matters. Actual results or developments may differ from those provided for in any of the forward-looking statements.